As filed with the Securities and Exchange Commission on October 26, 2000.

                                                            File No. 811-6647



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 12

                                       TO

                                    FORM N-1A

                             REGISTRATION STATEMENT

                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                             GROWTH STOCK PORTFOLIO
               (Exact Name of Registrant as Specified in Charter)

                       P.O. Box 7177, 6000 Memorial Drive
                               Dublin, Ohio 43017
                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code: 614-766-7000

     Donald F. Meeder, P.O. Box 7177, 6000 Memorial Drive, Dublin, OH 43017
                     (Name and Address of Agent for Service)


                                    Copy to:
                                 James B. Craver
                                  P. O. Box 811
                              Dover, MA 02030-0811


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                                EXPLANATORY NOTE


     This Amendment No. 12 (the "Amendment") to the Registrant's Registration Statement on Form N-1A is being filed pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, in order to include new disclosure in Part A which reflects that the Registrant reserves the right to pay shareholders redemption proceeds by a distribution in kind of portfolio securities, rather than cash. The Amendment does not otherwise affect Part A, Part B, Part C, or the accompanying exhibits of the Registrant's Registration Statement filed on April 28, 2000, which are incorporated herein by reference.



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                                     PART A

     Responses to Items 1, 2, 3, 5, and 9 have been omitted pursuant to paragraph 2 of Instruction B of the General Instructions to Form N-1A.

ITEM 4.  INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES AND
                  RELATED RISKS.

     Growth Stock Portfolio (the "Portfolio") is a diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on November 1, 1991.

     Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio's investment adviser and investment subadviser are Meeder Asset Management, Inc. (the "Manager" or "Adviser"), formerly known as R. Meeder & Associates, Inc., and Sector Capital Management, L.L.C. (the "Subadviser"), respectively. The Portfolio seeks growth of capital. To pursue this goal, the Portfolio invests in a diversified portfolio of domestic common stocks with greater than average growth characteristics selected primarily from the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"). Current income is not a primary objective. Normally, at least 80% of the Portfolio's total assets will be invested in domestic common stocks and at least 65% of the Portfolio's total assets will be invested in growth stocks. At least 70% of the assets of the Portfolio's assets invested in common stocks will be invested in S&P 500 stocks.

     The Portfolio consists of investment portfolios representing each of the industry sectors (identified by the Subadviser) comprising the S&P 500: utilities, transportation, capital goods, consumer durables, consumer non-durables, energy, materials and services, finance, technology and health. The assets of the Portfolio will be allocated to each of these industry sectors in approximately the same proportion as these industry sectors are represented in the S&P 500 on a market capitalization-weighted basis.

     The assets of the Portfolio representing each of these industry sectors are managed by one or more separate investment advisers.


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     The Portfolio may invest in "traditional" derivatives, such as financial futures contracts and related options as a hedge against changes, resulting from market conditions, in the value of securities held or intended to be held by the Portfolio.

     Under normal conditions, at least 80% of the Portfolio's total assets will be invested in domestic common stocks and at least 65% of the Portfolio's total assets will be invested in growth stocks.

     The manager selects for the Portfolio common stocks from all domestic publicly traded common stocks; however, at least 70% of the assets of the Portfolio invested in common stocks will be invested in common stocks which are included in the S&P 500.

     The Portfolio consists of investment portfolios representing each of the industry sectors (identified by the Portfolio's subadviser) comprising the S&P
500. The assets of the Portfolio will be allocated to each of these industry sectors in approximately the same proportion as these industry sectors are represented in the S&P 500 on a market capitalization-weighted basis. The subadviser continuously reviews the representation of the industry sectors in the S&P 500 and continuously groups domestic publicly traded common stocks into a specific industry sector.

     The Portfolio Subadviser compares the total market value of the common stocks in each industry sector of the S&P 500 to the total market value of all common stocks in the S&P 500 to determine each industry sector's weighting in the S&P 500. If the weighting of any industry sector in the Portfolio varies from the weighting on a market-capitalization basis of that industry sector in the S&P 500 at the end of any month, the Portfolio Subadviser will reallocated the amount of assets in the Portfolio allocated to that industry sector. The Subadviser may reallocate more frequently than monthly if it chooses to do so in its sole discretion. These reallocations may cause additional transaction costs to the extent that securities may be sold as part of such reallocations.

     The assets of the Portfolio representing each of these industry sectors are managed on a discretionary basis by one or more separate investment advisers (the "Sector Advisers") selected by the Portfolio Subadviser. The Portfolio Subadviser's selection of Sector Advisers is reviewed and approved by the trustees of the Portfolio.

     Assets of the Portfolio representing each of the industry sectors are managed by one or more Sector Advisers. However, if an advisory agreement between the Sector Advisor and the Portfolio is terminated leaving no Sector Adviser to manage the assets of the Portfolio representing an industry sector, the Subadviser will, upon termination and until a new Sector Adviser were selected, manage and "index" the assets of the Portfolio representing its industry sector by selling any stocks representing the industry sector that are not included in the S&P 500 and investing the assets comprising the industry sector in S&P 500 stocks identified by the Portfolio's Subadviser as belonging


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to that industry sector in the same proportion as those stocks are represented in the S&P 500 on a market capitalization-weighted basis.


     Each Sector Adviser is limited to the list of companies identified by the Subadviser which represents the Sector Adviser's specific industry sector. Each Sector Adviser then selects those common stocks which, in its opinion, best represent those companies that the Sector Adviser believes will perform the best within the industry sector. In selecting securities for the Portfolio, the Sector Advisers evaluate factors believed to be favorable to long-term growth of capital including specific financial characteristics of the issuer such as historical earnings growth, sales growth, profitability and return on equity. The Sector Advisers also analyze the issuer's position within its industry sector as well as the quality and experience of the issuer's management.


     Up to 20% of the Portfolio's assets may be invested in temporary defensive investments such as money market instruments and investment grade bonds. See "Additional Investment Policies - Money Market Instruments and Bonds." The Portfolio may purchase stock index futures contracts and related options. See "Additional Investment Policies - Hedging Strategies and Option Strategies". Up to 5% of the total assets of the Portfolio may be invested in American Depositary Receipts.

ADDITIONAL INVESTMENT POLICIES

MONEY MARKET INSTRUMENTS AND BONDS

     When investing in money market instruments or bonds, the Portfolio will limit its purchases to the following securities:

     o U.S. Government Securities and Securities of its Agencies and Instrumentalities.

     o    Bank Obligations and Instruments Secured Thereby.

     o High Quality Commercial Paper -- The Portfolio may invest in commercial paper rated no lower than "A-2" by Standard & Poor's Corporation or "Prime-2" by Moody's Investors Services, Inc., or, if not rated, issued by a company having an outstanding debt issue rated at least A by Standard & Poor's or Moody's.

     o Private Placement Commercial Paper -- unregistered securities which are traded in public markets to qualified institutional investors, such as the Portfolio.

     o High Grade Corporate Obligations -- obligations rated at least A by Standard & Poor's or Moody's.

     o Repurchase Agreements Pertaining to the Above -- The Portfolio may invest in any of the above securities subject to repurchase agreements with any Federal Reserve reporting dealer or member bank of the Federal Reserve System. Repurchase agreements usually are for short


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          periods, such as one week or less, but could be longer. The Portfolio will not invest more than 10% of its assets, at time of purchase, in repurchase agreements which mature in excess of seven days or in other illiquid or not readily marketable securities.

HEDGING STRATEGIES

     The Portfolio may engage in hedging transactions in carrying out its investment policies. A hedging program may be implemented for the following reasons: (1) To gain equity market exposure for unallocated and uninvested cash balances of the Portfolio; (2) To protect the value of specific securities owned or intended to be purchased while the Investment Adviser, Subadviser or a Sector Adviser is implementing a change in the Portfolio's investment position; (3) To protect portfolio values during periods of extraordinary risk without incurring transaction costs associated with buying or selling actual securities; and (4) To utilize the "designated hedge" provisions of Subchapter M of the Internal Revenue Code as a permitted means of avoiding taxes that would otherwise have to be paid on gains from the sale of portfolio securities.

     A hedging program involves entering into an "option" or "futures" transaction in lieu of the actual purchase or sale of securities. At present, many groups of common stocks (stock market indices) may be made the subject of futures contracts.

     Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. Accordingly, these financial futures contracts or related options used by the Portfolio to implement its hedging strategies are considered derivatives. The value of derivatives can be affected significantly by even small market movements, sometimes in unpredictable ways. They do not necessarily increase risk, and may in fact reduce risk.

     The Portfolio will not engage in transactions in financial futures contracts or related options for speculation but only as a hedge against changes in the market value of securities held in the Portfolio, securities which it intends to purchase or to gain market exposure for unallocated and uninvested cash balances. The Portfolio will only enter in such transactions when they are economically appropriate to meeting portfolio investment objectives and to the reduction of risks inherent in the ongoing management of the Portfolio.

     For certain regulatory purposes, the Commodity Futures Trading Commission ("CFTC") limits the types of futures positions that can be taken in conjunction with the management of a securities portfolio for a mutual fund, such as the Fund. All futures transactions for the Portfolio will consequently be subject to the restrictions on the use of futures contracts established in CFTC rules, such as observation of the CFTC's definition of "hedging". In addition, whenever the Portfolio establishes a long futures position, it will set aside cash or cash


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equivalents equal to the underlying commodity value of the long futures contracts held by the Portfolio. Although all futures contracts involve leverage by virtue of the margin system applicable to trading on futures exchanges, the Portfolio will not, on a net basis, have leverage exposure on any long futures contracts that it establishes because of the cash set aside requirement. All futures transactions can produce a gain or a loss when they are closed, regardless of the purpose for which they have been established. Unlike short futures contracts positions established to protect against the risk of a decline in value of existing securities holdings, the long futures positions established by the Portfolio to protect against reinvestment risk are intended to protect the Portfolio against the risks of reinvesting portfolio assets that arise during periods when the assets are not fully invested in securities.

     The Portfolio may not purchase or sell financial futures or purchase related options if immediately thereafter the sum of the amount of margin deposits on the Portfolio's existing futures positions and premiums paid for related options would exceed 5% of the market value of the Portfolio's total assets.

     The Portfolio expects that any gain or loss on hedging transactions will be substantially offset by any gain or loss on the securities underlying the contracts or being considered for purchase. There can be no guaranty that the Portfolio will be able to realize this objective and, as noted below under "Risk Factors," there are some risks in utilizing a hedging strategy.

OPTION STRATEGIES

     The Portfolio may write (sell) covered call options. The purpose of such transactions is to: (1) hedge against changes in the market value of specific securities held by the Portfolio; and/or (2) to generate incremental income by capturing the proceeds of options sold.

     The Portfolio may write (sell) call options, but only if such options are covered and remain covered as long as the Portfolio is obligated as a writer of the option (seller). A call option is "covered" if the Portfolio owns the underlying security covered by the call. If a "covered" call option expires un-exercised, the writer realizes a gain in the amount of the premium received. If the covered call option is exercised, the writer realizes either a gain or a loss from the sale of the underlying security with the proceeds to the writer being increased by the amount of the premium. Prior to its expiration, a call option may be closed out by means of a purchase of an identical option. Any gain or loss from such transaction will depend on whether the amount paid is more or less than the premium received for the option plus related transaction costs.

MAIN RISK FACTORS.

     The value of an investment in the Portfolio will fluctuate in response to stock market movements. To the extent that the Portfolio invests in higher risk securities, it encounters additional risks that could adversely affect its


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performance. The use of several sector advisers or the replacement of a sector adviser may increase the Portfolio's turnover, gains or losses, and brokerage commissions. As with any mutual fund, loss of money is a risk of investing in this Portfolio.

ITEM 6.  MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE.

     The Portfolio's Board of Trustees provides broad supervision over the affairs of the Portfolio. The address of the Adviser is P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017. A majority of the Portfolio's Trustees are not affiliated with the Adviser. Firstar, N.A., Cincinnati ("Firstar") is the Portfolio's custodian and Mutual Funds Service Co. is the Portfolio's transfer agent and dividend paying agent. The address of the custodian is 425 Walnut Street, Cincinnati, Ohio 45202 and the address of Mutual Funds Service Co. is 6000 Memorial Drive, Dublin, Ohio 43017.

     The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions.

     The Manager and the Subadviser have the ultimate responsibility for the investment performance of the Portfolio due to the Manager's responsibility to oversee the Subadviser and the Subadviser's responsibility to oversee the Sector Advisers and recommend their hiring, termination and replacement.

     Meeder Asset Management, Inc., has been an adviser to individuals and retirement plans since 1974 and has served as investment adviser to registered investment companies since 1982. The Manager serves the Portfolio pursuant to an Investment Advisory Agreement under the terms of which it has agreed to provide an investment program within the limitations of the Portfolio's investment policies and restrictions, and to furnish all executive, administrative, and clerical services required for the transaction of Portfolio business, other than accounting services and services which are provided by the Portfolio's custodian, transfer agent, independent accountants and legal counsel. The Manager invests the Portfolio's liquidity reserves and may invest the Portfolio's financial futures contracts and related options.

     The Manager was incorporated in Ohio in 1974 and maintains its principal offices at 6000 Memorial Drive, Dublin, Ohio 43017. The Adviser is a wholly-owned subsidiary of Meeder Financial. Meeder Financial is controlled by Robert S. Meeder, Sr. through ownership of voting common stock. Meeder Financial conducts business only through its six subsidiaries which are the Manager; Mutual Funds Service Co., the Portfolio's transfer agent; Adviser Dealer Services, Inc., a registered broker-dealer; Opportunities Management Co., a venture capital investor; Meeder Advisory Services, Inc., a registered investment adviser and OMCO, Inc., a registered commodity trading adviser and commodity pool operator.


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     The Manager's officers and directors are as follows: Robert S. Meeder, Sr.,
Chairman and Sole Director; Robert S. Meeder, Jr., President; Philip A. Voelker, Senior Vice President and Chief Investment Officer; Donald F. Meeder, Vice President and Secretary; Thomas E. Line, Chief Operating Officer; Michael J. Sullivan, Vice President, Sales and Marketing; and Wesley F. Hoag, Vice
President and General Counsel.

     Philip A. Voelker is primarily responsible for managing the liquidity reserve of the Portfolio and managing the futures contracts and related options of the Portfolio on behalf of the Manager. Mr. Voelker is a Vice President and Trustee of the Portfolio, Vice President and Trustee of The Flex-funds and Meeder Advisor Funds and Senior Vice President and Chief Investment Officer of the Manager. Mr. Voelker has been associated with the Manager since 1975.

     The Manager earns an annual fee, payable in monthly installments, at the rate of 1% of the first $50 million, 0.75% of the next $50 million and 0.60% in excess of $100 million of the Portfolio's average net assets.

     All compensation to the Manager will be shared by the Subadviser and the Manager out of the Manager's fee from the Portfolio in accordance with a formula such that the Manager will receive 70% and the Subadviser 30% of the fee payable with respect to the net assets of the Portfolio upon effectiveness of the subadvisory arrangement; then the Subadviser will receive 70% and the Manager 30% of the fee attributable to any additional net assets of the Portfolio up to an amount of net assets equal to the net assets at effectiveness of the subadvisory arrangement, then the Manager and the Subadviser will share equally the fee attributable to any additional net assets of the Portfolio up to $50 million of the net assets. With respect to net assets of more than $50 million and less than $100 million, the applicable fee of 0.75% will be shared such that the Manager will receive 0.35% and the Subadviser 0.40%. For net assets of $100 million and more, the applicable 0.60% fee will be shared such that the Manager will receive 0.25% and Subadviser 0.35%.

     For the year ended December 31, 1999, total payments to Mutual Funds Service Co. amounted to $40,870 for the Portfolio.

SUBADVISER

     Sector Capital Management, L.L.C. (the "Subadviser"), 5350 Poplar Avenue, Suite 490, Memphis, Tennessee 38119, serves as the Growth Stock Portfolio's subadviser under an Investment Subadvisory Agreement among the Portfolio, the Manager and the Subadviser. The Subadviser furnishes investment advisory services in connection with the management of the Growth Stock Portfolio.

     The Subadviser is a Georgia limited liability company that has been a registered investment adviser to individuals, pension and profit sharing plans, trusts, charitable organizations, corporations and other institutions since


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January, 1995. As of December 31, 1999, the Subadviser held discretionary investment authority over approximately $877 million of assets. The Subadviser is controlled by William L. Gurner and John K. Donaldson. Mr. Gurner is primarily responsible for the day-to-day management of the Portfolio through interaction with each of the Sector Advisers. Mr. Gurner is also primarily responsible for managing the futures contracts and related options of the Portfolio on behalf of the Subadviser. Mr. Gurner has been President, Administrator, Manager, and a Member of the Subadviser since its inception in January 1995.


     The Subadviser and the Portfolio have entered into a Sub-subadvisory Agreement with each Sector Adviser selected for the Portfolio. It is the Subadviser's responsibility to select, subject to the review and approval of the Board of Trustees, the Sector Advisers who have distinguished themselves by able performance in respective areas of expertise in sector management and to review their continued performance. In addition, it is the Subadviser's responsibility to categorize publicly traded domestic common stocks into a specific industry sector. The Subadviser may also invest the Portfolio's financial futures contracts and related options.

     Subject to the supervision and direction of the Portfolio's Board of Trustees, the Subadviser provides to the Portfolio investment management evaluation services principally by performing initial due diligence on prospective Sector Advisers for the Portfolio and thereafter monitoring Sector Adviser performance through quantitative and qualitative analysis as well as periodic in-person, telephonic and written consultations with Sector Advisers. In evaluating prospective Sector Advisers, the Subadviser considers among other factors, each Sector Advisers level of expertise; relative performance and consistency of performance, level of adherence to investment discipline or philosophy; personnel, facilities and financial strength; and quality of service and client communications. The Subadviser has responsibility for communicating performance expectations and evaluations to Sector Advisers and ultimately recommending to the Board of Trustees of the Portfolio whether Sector Advisers' contracts should be renewed, modified, or terminated. The Subadviser provides reports to the Portfolio's Board of Trustees regarding the results of its evaluation and monitoring functions.

     The Subadviser pays each Sector Adviser a fee for its investment advisory services that is computed daily and paid monthly based on the value of the average net assets of the Portfolio assigned by the Subadviser to the Sector Adviser at an annual rate equal to 0.25%.

     Investors should be aware that the Subadviser may be subject to a conflict of interest when making decisions regarding the retention and compensation of particular Sector Advisers. However, the Subadviser's decisions regarding the


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selection of Sector Advisers and specific amount of the compensation to be paid to Sector Advisers, are subject to review and approval by a majority of the Board of Trustees of the Portfolio.

     Although the Subadviser and the Sector Advisers' activities are subject to general oversight by the Board of Trustees and the officers of the Portfolio, neither the Board nor the officers evaluate the investment merits of any Sector Adviser's individual security selections. The Board of Trustees will review regularly the Portfolio's performance compared to the applicable indices and also will review the Portfolio's compliance with its investment objectives and policies.

     While the investment professionals of the Subadviser have experience in asset management and the selection of investment advisers, prior to the Subadviser becoming the subadviser to the Portfolio, on December 31, 1996, it did not have previous experience in providing investment advisory services to an investment company.

     The Growth Stock Portfolio has received an exemptive order from the Securities and Exchange Commission (the "SEC") which permits the Growth Stock Portfolio and the Subadviser to enter into and materially amend Investment Sub-subadvisory Agreements with Sector Advisers without such agreements being approved by the Growth Stock Portfolio's investors or the Funds' shareholders except for Investment Sub-subadvisory Agreements with an affiliated person of the Growth Stock Portfolio, the Manager or the Subadviser other than by reason of such affiliated person serving as an existing Sector Adviser to the Growth Stock Portfolio. The exemptive order also permits the Growth Stock Portfolio and the Funds to disclose, on an aggregate basis, the fees paid to Sector Advisers who are not such affiliated persons. In addition, the exemptive order includes the condition that within 90 days of the hiring of any new Sector Advisers, the Manager and the Subadviser will furnish shareholders of the Funds with an information statement about the new Sector Adviser and Investment Sub-subadvisory Agreement. Any changes to the Investment Advisory Contract between the Growth Stock Portfolio and the Manager or the Investment Subadvisory Agreement among the Growth Stock Portfolio, Manager and the Subadviser will still require shareholder approval. In accordance with the terms of the exemptive order, a majority of the shareholders of each of the Funds has approved the operation of the Funds in accordance with the exemption.

     SECTOR ADVISERS: The Sector Advisers have agreed to an investment advisory fee based on the average net assets of the Portfolio assigned to them by the Subadviser at an annual rate equal to .25%, which is generally lower than the fees they charge to institutional accounts for which they serve as investment adviser, and for which they perform all administrative responsibilities.


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     Subject to the supervision and direction of the Subadviser and, ultimately, the Board of Trustees of the Portfolio, each Sector Adviser's responsibilities are limited to managing its portion of the securities held by the Portfolio in accordance with the Portfolio's stated investment objective and policies, making investment decisions for the Portfolio and placing orders to purchase and sell securities on behalf of the Portfolio.

     The following sets forth certain information about each of the Sector
Advisers:

     MILLER/HOWARD INVESTMENTS, INC. serves as sector adviser to the utilities and transportation sectors of the Growth Stock Portfolio. Miller/Howard is a registered investment adviser that has been providing investment services to broker-dealers, investment advisers, employee benefit plans, endowment portfolios, foundations and other institutions and individuals since 1984. As of December 31, 1999, Miller/Howard managed approximately $272 million in assets. Lowell G. Miller, President and Chief Investment Officer of Miller/Howard, is the portfolio manager primarily responsible for the day-to-day management of those assets of the Growth Stock Portfolio allocated to Miller/Howard. Mr. Miller has served as President and portfolio manager of Miller/Howard since 1984. Miller/Howard is also the subadviser to the Utilities Stock Portfolio, a corresponding portfolio to The Flex-funds' Total Return Utilities Fund and the Meeder Advisor Funds' Utility Growth Fund. Miller/Howard's principal executive offices are located at 141 Upper Byrdcliffe Road, Post Office Box 549, Woodstock, New York 12498.

     HALLMARK CAPITAL MANAGEMENT, INC. serves as sector adviser to the capital goods sector of the Growth Stock Portfolio. Hallmark is a registered investment adviser that has been providing investment services to individuals; banks; pension, profit sharing, and other retirement plans; trusts; endowments; foundations; and other charitable organizations since 1986. As of December 31, 1999, Hallmark managed approximately $190 million in assets. Peter S. Hagerman is the portfolio manager primarily responsible for the day-to-day management of those assets of the Growth Stock Portfolio allocated to Hallmark. Mr. Hagerman has been Chairman of the Board, President, and Chief Executive Officer of Hallmark since 1994 and has been associated with Hallmark since 1986. Hallmark's principal executive offices are located at One Greenbrook Corporate Center, 100 Passaic Avenue, Fairfield, New Jersey 07004.

     BARROW, HANLEY, MEWHINNEY & STRAUSS, INC. serves as sector adviser to the consumer durable and non-durable sectors of the Growth Stock Portfolio. Barrow is a registered investment adviser that has been providing investment services to banks; investment companies; pension and profit sharing plans; charitable organizations and corporations since 1979. As of December 31, 1999, Barrow managed approximately $29.1 billion in assets. Jane Gilday, CFA, is the portfolio manager primarily responsible for the day-to-day management of those


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assets of the Growth Stock Portfolio allocated to Barrow. Ms. Gilday has served as a portfolio manager and Principal for Barrow since January 1998. From 1993 to January 1998, Ms. Gilday served as a securities analyst at Hancock Institutional Equity Services and Advest Inc. Barrow's principal executive offices are located at 3232 McKinney Avenue, 15th Floor, Dallas, Texas 75204-2429.

     THE MITCHELL GROUP, INC. serves as sector adviser to the energy sector of the Growth Stock Portfolio. The Mitchell Group is a registered investment adviser that has been providing investment services to individuals, banks, investment companies, pension and profit sharing plans, charitable organizations, corporations and other institutions since 1989. As of December 31, 1999, The Mitchell Group held discretionary authority over approximately $311 million in assets. Rodney Mitchell, who has served as President, Chief Executive Officer, and Chief Financial Officer of The Mitchell Group since 1989, is the portfolio manager primarily responsible for the day-to-day management of those assets of the Growth Stock Portfolio allocated to The Mitchell Group. The Mitchell Group's principal executive offices are located at 1100 Louisiana, #4810, Houston, Texas 77002.

     ASHLAND MANAGEMENT INCORPORATED serves as sector adviser to the materials and services sector of the Growth Stock Portfolio. Ashland is a registered investment adviser that has been providing investment services to individuals, pension and profit sharing plans, charitable organizations, corporations and other institutions since 1975. As of December 31, 1999, Ashland managed approximately $2.1 billion in assets. Terence J. McLaughlin, Managing Director of Ashland, and Deborah C. Ohl, a Vice President and Portfolio Manager, are the portfolio managers primarily responsible for the day-to-day management of those assets of the Growth Stock Portfolio allocated to Ashland. Mr. McLaughlin has been a Portfolio Manager for Ashland since 1986. Ms. Ohl has been employed by Ashland since August 1992 and has served as a Portfolio Manager for Ashland since 1993. Ashland's principal executive offices are located at 26 Broadway, New York, New York 10004.

     DELTA CAPITAL MANAGEMENT INC. serves as sector adviser to the finance sector of the Portfolio. Delta Capital is a registered investment adviser that has been providing investment services to individuals, endowments, corporations and other institutions since 1992. As of December 31, 1999, Delta Capital managed approximately $900 million in assets. Jonathan Kay is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Delta Capital. Mr. Kay has been a portfolio manager for Delta Capital since April 1998. From 1993 to March 1998, Mr. Kay was a portfolio manager for Scudder Kemper Investments, Inc., a registered investment adviser. Delta Capital's principal executive offices are located at 745 Fifth Avenue, Suite 816, New York, New York 10151.


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     DRESDNER RCM GLOBAL INVESTORS, L.L.C. (formerly RCM Capital Management,
L.L.C.) serves as sector adviser to the technology sector of the Growth Stock Portfolio. Dresdner RCM is a registered investment adviser that provides investment services to institutional and individual clients and registered investment companies. Dresdner RCM was established in April 1996 as the successor to the business and operations of RCM Capital Management, a California Limited Partnership that, with its predecessors, has been in operation since 1970. As of December 31, 1999, Dresdner RCM had approximately $82.7 billion under management and advice, including approximately $47.0 billion under management and advice in San Francisco and an additional $35.7 billion by affiliates in London, Hong Kong, and San Diego. Walter C. Price and Huachen Chen, each Principals of Dresdner RCM, are the portfolio managers primarily responsible for the day-to-day management of those assets of the Growth Stock Portfolio allocated to Dresdner RCM. Messrs. Price and Chen have managed equity portfolios on behalf of Dresdner RCM since 1985. Dresdner RCM's principal executive offices are located at Four Embarcadero Center, San Francisco, CA 94111.


     ALLIANCE CAPITAL MANAGEMENT L.P. serves as sector adviser to the health sector of the Growth Stock Portfolio. Alliance, a registered investment adviser, is an international investment manager supervising client accounts with assets as of December 31, 1999 totaling approximately $368 billion. Alliance provides investment services primarily to corporate employee benefit funds, public employee retirement systems, investment companies, foundations, and endowment funds. Raphael L. Edelman, Vice President of Alliance, is the portfolio manager primarily responsible for the day-to-day management of those assets of the Growth Stock Portfolio allocated to Alliance. Mr. Edelman, who has seventeen years of investment experience, joined Alliance's research department in 1986 as an analyst after working two years as a manager in Alliance's mutual fund division. Mr. Edelman, Senior Vice President and Portfolio Manager of Alliance since February 1998, served as Vice President and Portfolio Manager of Alliance from January 1993 to February 1998. Alliance's principal executive offices are located at 1345 Avenue of the Americas, New York, NY 10105.


                          TRANSFER AGENT AND CUSTODIAN

     The Portfolio has entered into an Administration and Accounting Services Agreement with Mutual Funds Service Co., 6000 Memorial Drive, Dublin, Ohio 40317, a wholly-owned subsidiary of Meeder Financial, pursuant to which Mutual Funds Service Co. provides accounting, stock transfer, dividend disbursing, and shareholder services to the Portfolio. The minimum annual fee, payable monthly, for accounting services in the Portfolio is $7,500. Subject to the applicable minimum fee, the fee is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million and 0.01% in excess of $80 million of the Portfolio's average net assets.

     Pursuant to a Custody Agreement, Firstar acts as the custodian of the Portfolio's assets. See Part B for more detailed information concerning custodial arrangements.


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                                    EXPENSES

     The expenses of the Portfolio include the compensation of its Trustees who are not affiliated with the Adviser; governmental fees; interest charges; taxes; fees and expenses of independent auditors, of legal counsel and of any transfer agent, custodian, registrar or dividend disbursing agent of the Portfolio; insurance premiums; expenses of calculating the net asset value of, and the net income on, the Portfolio; all fees under its Administration and Accounting Services and Subadministrative Services Agreements; the expenses connected with the execution, recording and settlement of security transactions; fees and expenses of the Portfolio's custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to investors and to governmental officers and commissions; expenses of meetings of investors and Trustees; and the advisory fees payable to the Adviser under the Investment Advisory Agreement.

ITEM 7.  SHAREHOLDER INFORMATION.

CAPITAL STOCK AND OTHER SECURITIES

     The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (E.G., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The net income of the Portfolio is determined each day on which the N.Y.S.E. is open for trading (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the 1940 Act) ("Fund Business Day"). This determination is made once during each such day. All the net income of the Portfolio, as defined below, so determined is allocated PRO RATA among the investors in the Portfolio at the time of such determination.

     For this purpose the net income of the Portfolio (from the time of the immediately preceding determination thereof) shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio.


                                       13

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     Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to communicate with other investors to the extent provided in Section 16(c) of the 1940 Act in connection with requesting a meeting of investors for the purpose of removing one or more Trustees, which removal requires a two-thirds vote of the Portfolio's beneficial interests. Investors also have under certain circumstances the right to remove one or more Trustees without a meeting. Upon liquidation or dissolution of the Portfolio, investors would be entitled to share PRO RATA in the net assets of the Portfolio available for distribution to investors.

     Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's taxable income, gain, loss, deductions and credits in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

     The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its investable assets in the Portfolio.

     Investor inquiries may be directed the Portfolio at 6000 Memorial Drive, Dublin, Ohio 43017.

PURCHASE OF SECURITIES

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     An investment in the Portfolio may be made without a sales load at the net asset value next determined after an order is received in "good order" by the Portfolio.

     There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the return on its assets, investments must be made in federal funds (I.E., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).

     The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Fund Business Day. As of 4:00 p.m., New York time, on each such day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected as of 4:00 p.m., New York time, on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m., New York time, on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected as of 4:00 p.m., New York time, on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m., New York time, on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m., New York time, on the following Fund Business Day.

REDEMPTION OR REPURCHASE

     An investor in the Portfolio may reduce any portion or all of its investment at any time at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next business day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

     The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the N.Y.S.E. is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.


                                       15

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     The Portfolio has reserved the right to pay redemption proceeds by a distribution in kind of portfolio securities (rather than cash) in the event of an emergency or when, in the opinion of the Portfolio or the Adviser, payment in cash would be harmful to existing investors. In these circumstances, the securities distributed would be valued at the price used to compute the Portfolio's net assets and the redeeming investor may incur brokerage and transaction charges in converting the securities to cash. The Portfolio does not intend to redeem illiquid securities in kind. If this happens, however, the redeeming investor may not be able to recover its investment in a timely manner.


ITEM 8.  DISTRIBUTION ARRANGEMENTS.

     Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


                                       16

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin and State of Ohio on the 26th day of October, 2000.

                                                    GROWTH STOCK PORTFOLIO

                                                By /s/ Wesley F. Hoag
                                                   ---------------------------
                                                    Wesley F. Hoag
                                                    Vice President